ATOMIC WORLD MEDIA PURCHASES A SUITE OF TECHNOLOGIES

DALLAS, Oct. 31, 2014 /PRNewswire/ – Atomic Paintball, Inc. (OTC: ATOC).  Atomic Paintball, Inc. has signed an Asset Purchase Agreement to acquire a suite of technologies to launch the company’s digital out of home media business. Atomic plans to begin marketing these proven technologies.

The software capabilities include Kiosk management that provides for remote management of on-screen advertisement and transactional functionality. Other capabilities of the software include a virtual store, store locator, inventory management, payment system with both traditional and closed loop payment capabilities, ad player and real time advertising management.

Atomic President Robert Dragotta commented “Acquiring these technologies rather than simply licensing them, gives Atomic the ability to control our own destiny as we redefine the relationship between brands, retailers and consumers.”

Many of these technologies have been used over the past several years in locations including Roger Dean Stadium in Jupiter Florida and Palm Beach Gardens Medical Center.

“I have been involved in developing software for the digital out of home media market for over a decade. I sold my technology to Atomic because their management shares my passion, vision, and commitment to shaping the future of this industry” stated Mr. Kriz.

Currently, Atomic is an early stage company focused on rolling out the first geospatial narrowcast, interactive digital media network that links brands and retailers to consumers and their mobile devices.

The inventor of these systems, Mr. Carey Kriz, is a long-time veteran of the computer industry and the academic community, including through IBM and the Johns Hopkins University School of Medicine. Mr. Kriz’s engineering accomplishments span the development of the first speech recognition product from IBM (based on the work of Kai-Fu Lee(CMU), Stanford Research and the IBM Lidingo laboratory), key technologies of the original PC operating system used by Microsoft, to the laboratory at Johns Hopkins in medical robotics and the center for biomedical visualization.
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Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward looking statements, whether as a result of future events, new information, or otherwise.

Contact Information: Darren Dunckel, 1-310-7299007, darren.dunckel@atomicworldmedia.com, www.atomicworldmedia.com